UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 13, 2006

Date of Report (Date of earliest event reported)

Ambassadors International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-26420	91-1688605
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1071 Camelback Street

Newport Beach, CA 92660

(Address of principal executive offices) (Zip Code)

(949) 759-5900

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On January 13, 2006, Ambassadors International, Inc., a Delaware corporation (“Ambassadors”), through its wholly-owned subsidiary, Ambassadors Cruise Group, LLC, a Delaware limited liability company (“Ambassadors Cruise Group”), consummated its acquisition of American West Steamboat Company LLC, an Oregon limited liability company and related entities (collectively, “American West Cruises”), pursuant to that certain Membership Interest Purchase Agreement dated December 27, 2005, as amended (the “Purchase Agreement”) by and among Ambassadors, Ambassadors Cruise Group and Oregon Rail Holdings LLC (“Oregon Rail”).

Pursuant to the Purchase Agreement, Ambassadors, through Ambassadors Cruise Group, acquired all of the outstanding membership interests of American West Cruises for one dollar in cash, the repayment of approximately $4.3 million of American West Cruises’ outstanding debt and the assumption of approximately $41.5 million of American West Cruises’ 4.63% fixed-rate debt payable through 2028 and guaranteed by the U.S. Maritime Administration. In addition, the transaction consideration included 250,000 shares of Ambassadors’ restricted common stock, subject to forfeiture to Ambassadors if certain future financial targets are not met during the four years following the close of the transaction.

The foregoing description of the Purchase Agreement and the transactions consummated thereby is qualified in its entirety by reference to the Purchase Agreement, the amendment thereto and the press release attached as Exhibits 2.1, 2.2 and 99.1, respectively, and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

Pursuant to the terms of the Purchase Agreement, Ambassadors issued an aggregate of 250,000 shares of Ambassadors’ restricted common stock. Such shares were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

2.1	Membership Interest Purchase Agreement, dated December 27, 2005, as amended, by and among Ambassadors, Ambassadors Cruise Group and Oregon Rail (incorporated by reference from Ambassadors Current Report on Form 8-K filed December 27, 2005).

2.2	Amendment No. 1, dated January 13, 2006, to Membership Interest Purchase Agreement dated December 27, 2005.

99.1	Text of press release, dated January 13, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBASSADORS INTERNATIONAL, INC.

Date: January 13, 2006	By:	/s/ Brian R. Schaefgen
Brian R. Schaefgen Chief Financial Officer